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                                                                     EXHIBIT 3.6


                       GS TECHNOLOGIES OPERATING CO., INC.
                      CONSENT IN LIEU OF A SPECIAL MEETING
                            OF THE BOARD OF DIRECTORS

         The undersigned, being all of the directors of GS Technologies Operating Co., Inc., a Delaware corporation (the "Corporation"), do hereby adopt, consent to and approve in writing the following resolutions in lieu of holding a special meeting, pursuant to the Bylaws of the Corporation and to
Section 141(f) of the General Corporation Law of the State of Delaware:

         AMENDMENT OF BYLAWS

                  WHEREAS, the Board deems it advisable to delete Article V (Officers) of the Bylaws of the Corporation in its entirety and to insert in lieu thereof the language contained in Exhibit A attached hereto (the "Bylaws Amendment");

                  NOW, THEREFORE, BE IT RESOLVED, the Bylaws Amendment be, and it hereby is, approved and adopted effective immediately.

Effective as of the 1st day of April, 1996.



                                            /s/ Roger R. Regelbrugge
                                     ---------------------------------------

                                            /s/ Paul B. Edgerley
                                     ---------------------------------------

                                            /s/ Robert C. Gay
                                     ---------------------------------------

                                            /s/ John J. O'Malley
                                     ---------------------------------------




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                                                                       EXHIBIT A

                                    ARTICLE V

                                    OFFICERS
                                    --------

         Section 1. Number. The officers of the corporation shall be elected by the Board of Directors and shall consist of a Chairman of the Board, a President, one or more Vice Presidents, a Chief Financial Officer and a Secretary, and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable. The Board of Directors may designate the Chairman of the Board or the President as the Chief Executive Officer.

         Section 2. Election and Term of Office. The officers of the corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

         Section 3. Removal. Any officer or agent elected by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be saved thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

         Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term by the directors then in office.

         Section 5. Compensation. Compensation of all officers shall be fixed by the Board of Directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

         Section 6. Chairman of the Board. The Chairman of the Board, if one is elected, shall preside at all meetings of the Board of Directors and shareholders; shall, in general and subject to the direction of the Board of Directors, supervise and control the business and management of the corporation; and shall have such other duties and authority as may be conferred by the Board of Directors.

         Section 7. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the corporation, and shall have the powers and perform the duties incident to that position. Subject to the Board of Directors, he shall be in general and active charge of the entire business, affairs and property of the corporation, shall be its chief policymaking officer and have control over its officers, agents and employees and shall see that all orders and


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resolutions of the Board of Directors are carried into effect. He shall have the authority to execute certificates for shares of the corporation, bonds, deeds, mortgages and other contracts and instruments, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation. He shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these by-laws.

         Section 8. President. The President, subject to the powers of the Board of Directors, the Chairman of the Board and, if applicable, the Chief Executive Officer, shall have such powers and perform such duties as shall, from time to time, be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer and these bylaws.

         Section 9. Vice-Presidents. The Board of Directors may elect one or more Vice-Presidents who shall have such powers and perform such duties as shall, from time to time, be assigned to them by the Board of Directors, the Chief Executive Officer and these by-laws.

         Section 10. The Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these by-laws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person "hereunto directed by the Chairman of the Board, the Chief Executive Officer, the directors or the stockholders upon whose requisition the meeting is called. He shall record all the proceedings of the meetings of the corporation and of the Board of Directors in books to be kept for that purpose. He shall keep in safe custody the seal of the corporation, and when authorized, shall affix the same to any instrument requiring it, and when so affixed, it shall be attested by his signature or by the signature of any Assistant Secretary. He shall perform such other duties and have such other powers as shall, from time to time, be assigned to him by the Board of Directors, the Chief Executive Officer and these by-laws.

         Section 11. Chief Financial Officer. The Chief Financial Officer of the corporation shall, under the direction of the Chief Executive Officer, be responsible for all financial and accounting matters. The Chief Financial Officer shall have such other powers and perform such other duties as shall, from time to time, be prescribed by the Board of Directors, the Chief Executive Officer or these by-laws.

         Section 12. The Treasurer. The Treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Chief Executive Officer and the Board of Directors at its regular meeting or when the Board of Directors so requires, an account of the corporation; and shall have such powers and perform such duties as the Board of Directors, the Chief Executive Officer or these by-laws may, from time to time, prescribe.